Exhibit (a)(5)(R)

PRECISION CASTPARTS SUCCESSFULLY COMPLETES TENDER OFFER FOR SHARES OF

TIMET AND ANNOUNCES SUBSEQUENT OFFERING PERIOD

Precision Castparts Corp. (NYSE: PCP) (PCC) today announced the successful completion of the cash tender offer (the “Offer”), through its wholly owned subsidiary, ELIT Acquisition Sub Corp. (Purchaser), for all of the outstanding shares of common stock of Titanium Metals Corporation (NYSE: TIE) (Timet) (the “Shares”) for $16.50 per Share.

The Offer and withdrawal rights expired at 5:00 p.m., New York City time, on Thursday, December 20, 2012. The depositary for the Offer has indicated that, as of the expiration of the Offer, approximately 150,520,615 Shares (representing approximately 86.0% of the outstanding Shares) have been validly tendered and not withdrawn from the Offer, including Shares subject to guaranteed delivery procedures. In accordance with the terms of the Offer, Purchaser accepted for payment all Shares that were validly tendered and not withdrawn prior to the expiration of the Offer, and payment for such Shares will be made promptly in accordance with the terms of the Offer. Timet is now a subsidiary of PCC and, effective December 21, 2012, Timet’s results will be reported as part of PCC’s Forged Products segment.

PCC also announced the commencement of a subsequent offering period to acquire all remaining untendered Shares. The subsequent offering period will expire at 5:00 p.m., New York City time, on Friday, January 4, 2013, unless extended. PCC and Purchaser reserve the right to extend the subsequent offering period in accordance with applicable law and the terms of the definitive merger agreement, dated November 9, 2012, by and among PCC, Purchaser and Timet. Any such extension will be followed as promptly as practicable by a public announcement, which will be no later than 9:00 a.m., New York City time, on the next business day after the subsequent offering period was scheduled to expire. During the subsequent offering period, Purchaser will immediately accept for payment and promptly pay for the Shares as they are properly tendered. Stockholders who properly tender Shares during such period will receive the same $16.50 per Share price, without interest and subject to applicable withholding taxes, that was paid in the Offer. Procedures for tendering Shares during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) Shares cannot be delivered by the guaranteed delivery procedure and (2) pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended, Shares tendered during the subsequent offer period may not be withdrawn.

Following completion of the subsequent offering period, PCC and Purchaser intend to increase PCC’s ownership percentage of Timet to 100% by means of a merger under Delaware law. As a result of the purchase of Shares in the Offer, PCC has sufficient voting power to approve the merger without the affirmative vote of any other Timet stockholder. In the merger, each Share not previously purchased in the Offer will be converted, subject to appraisal rights, into the right to receive the same $16.50 per Share price, without interest and subject to applicable withholding taxes, that was paid in the Offer. Timet stockholders who do not tender their Shares in the Offer will not receive payment for their Shares until completion of the merger.

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About Precision Castparts Corp.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications. In addition, PCC is the leading producer of airfoil castings for the industrial gas turbine market. PCC also manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

About Titanium Metals Corporation

Timet, the largest independent titanium manufacturer in the United States, offers a full range of titanium products, including ingot and slab, forging billet, and mill forms. Timet is vertically integrated, capable of making its own titanium sponge. In 2011, more than 75 percent of Timet’s sales were to aerospace and defense end markets, with PCC representing more than 15 percent of total sales. Timet operates seven primary melting or mill facilities in Henderson, Nevada; Toronto, Ohio; Morgantown, Pennsylvania; Vallejo, California; Witton, England; Waunarlwydd, Wales; and Ugine, France, and employs approximately 2,750 people.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents), which was filed by PCC and Purchaser with the U.S. Securities and Exchange Commission (the SEC) on November 20, 2012 and which has been subsequently updated and amended. In addition, Timet filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as updated and amended, the Schedule 14D-9) with the SEC related to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, AS UPDATED AND AMENDED) AND THE SCHEDULE 14D-9 (AS UPDATED AND AMENDED) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of these documents and other relevant documents filed with the SEC through the website maintained by the SEC at www.sec.gov. In addition, a copy of the tender offer statement will be made available free of charge to all stockholders of Timet who direct a request to Georgeson Inc., the Information Agent for the Offer, toll-free at (888) 661-5651.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations or beliefs, as well as a number of assumptions about future events. The forward-looking statements in this release address a variety of subjects including but not limited to the expected date of closing of the subsequent offering period and the acquisition, the potential benefits of the merger, including the potentially accretive and synergistic benefits, and any other statements or beliefs about PCC’s plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Timet’s business will not be successfully integrated with PCC’s business; costs associated with the merger and tender offer; the unsuccessful completion of the tender offer; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of PCC’s entry into new markets; competitive pricing; the financial viability of PCC’s significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on PCC of customer or supplier labor disputes; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on PCC’s business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; product liability claims; relations with PCC’s employees; PCC’s ability to manage its operating costs and to integrate other acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. PCC undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.